Exhibit 10.6
KVH Industries, Inc.
Policies Regarding Non-Employee Director
Compensation and Stock Ownership Guidelines
May 1, 2022

On May 1, 2022, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of KVH Industries, Inc. (the “Company”) adopted resolutions establishing the following policies regarding (a) the compensation of each member of the Board who is not an employee of the Company or any subsidiary of the Company (a “Non-Employee Director”) and (b) stock ownership guidelines for Non-Employee Directors.
1.    Cash Compensation. Effective after the 2022 annual meeting of stockholders, Non-Employee Directors shall receive an annual cash retainer of $26,250 as well as $2,625 for each regularly scheduled quarterly Board meeting that they attend.
2.    Annual Equity Grant for Board Service. Effective after the 2022 annual meeting of stockholders, Non-Employee Directors will receive, at the first board meeting following the annual meeting of stockholders, an annual restricted stock award having a fair market value of $75,000 on the date of grant (the “Annual Grant”), the number of shares to be determined by dividing such value by the closing price of the Company’s common stock on the date of grant. The Annual Grant shall vest in four equal quarterly installments, the first of which shall vest three months after the date of grant and the last of which shall vest not later than the date of the next annual meeting of stockholders.
    3.    Annual Equity Grants for Committee Service. Effective after the 2022 annual meeting of stockholders, Non-Employee Directors serving in the capacities indicated in the following table will receive, at the first board meeting following the annual meeting of stockholders, additional annual restricted stock awards having a fair market value in the amount indicated in the following table for each such position (the “Committee Chair and Member Grants”), the number of shares to be determined by dividing such value by the closing price of the Company’s common stock on the date of grant:

Position	Annual Value of Restricted Stock Awards
Non-Employee Chair of the Board or Lead Independent Director	$ 7,500
Audit Committee Chair	18,000
Audit Committee Member (other than Chair)	9,000
Compensation Committee Chair	10,000
Compensation Committee Member (other than Chair)	5,000
Nominating and Corporate Governance Committee Chair	10,000
Nominating and Corporate Governance Committee Member (other than Chair)	5,000
Each of the Committee Chair and Member Grants shall vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.
4.    Terms and Conditions of Equity Grants. Each of the Annual Grants and the Committee Chair and Member Grants shall have such other terms and conditions as are set forth in the Company’s standard form of restricted stock award agreement most recently approved by the Committee for members of the Board.
5.    Awards for Newly Appointed Positions. Non-Employee Directors who are newly appointed to any of these positions shall receive a pro rata award (calculated using the same closing price of the Company’s common stock on the date of the first board meeting following the annual meeting of stockholders that was used to determine the number of shares constituting the Annual Grant and the Committee Chair and Member Grants) based on their period of service in that position relative to a full year of service.
6.    Change of Control. All future equity awards granted by the Company to Non-Employee Directors of the Company under the KVH Industries, Inc. Amended and Restated 2016 Equity and Incentive Plan (as amended to date, the “2016 Plan”) shall (except to the extent otherwise determined by the Committee or the Board prior to such a grant) vest and become exercisable in full immediately prior to the consummation of a Change of Control (as such term may be defined in the 2016 Plan at the time of any such Change of Control).

7.    Stock Ownership Guidelines for Non-Employee Directors. Effective after the 2022 annual meeting of stockholders, each Non-Employee Director must own fully vested shares having a fair market value of at least three times the director’s annual cash retainer by the later of the fifth anniversary of the date of adoption of the guidelines (such fifth anniversary being May 1, 2027) or the fifth anniversary of the date of the Non-Employee Director’s initial appointment to the Board.
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